                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
               Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

Date of Report (Date of earliest event reported)    January 21, 2000
                                                    --------------------------

                         FRONTIER NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

         ALABAMA                               000-24853                72-1355228
(State or other jurisdiction)           (Commission File Number)       (IRS Employer
                                                                        Identification No.)
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43 N. Broadway, Sylacauga, AL                                              35150
(Address of principal executive offices)                                 (zip code)
--------------------------------------------------------------------------------------------

Registrant's telephone number, including area code    334-644-5419
                                                     ------------------------
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Item 5. Other Events

We are pleased to announce 1999 earnings and believe that the outstanding performance in 1999 shows the efficiencies derived from the merger between Valley National Corporation and First National Sylacauga Corporation. The Company exceeded its performance goals in both earnings per share, $0.72 over $0.68, and return on assets, 1.13% over 1.05%.

Net Income for the Company for the year-ended December 31, 1999, was $2,482,940 compared to $1,127,816 for the year-ended December 31, 1998. This represents a 120% increase over the prior period, most of which is the result of the merger between Valley National Corporation and First National Sylacauga Corporation. Earnings per share increased $0.13 from $0.59 to $0.72 for the years ended December 31, 1998 and 1999.

The Company has recognized many efficiencies post merger. Net interest income after the provision for loan losses has increased 40.41% from $6,176,263 to $8,672,013. Noninterest income has increased 32.49% from $2,283,909 to $3,025,927. This increase is attributable to the merger as well as the acquisition of Wright & Sprayberry Insurance, Inc., Brown Insurance Agency, Inc. and The Lawrence-Jones Agency. Noninterest expense has increased only 20.59% from $7,066,497 to $8,521,317.

On January 17, 2000, the Board of Directors declared a cash dividend of $0.1275 representing a regular dividend of $0.0925 and a special dividend of $0.0350 to shareholders of record on January 17, 2000 to be paid on April 3, 2000.

Item 7.  Financial Statements and Exhibits

        (a)  Not applicable
        (b)  Not applicable
        (c)  Exhibits
             99 Press release dated January 26, 2000
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                                   SIGNATURES

       Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf on this 21st day of January 2000 by the undersigned hereunto duly authorized.

                                       FRONTIER NATIONAL CORPORATION

                                       By:  /s/  STEVEN R. TOWNSON
                                            ------------------------------
                                       Steven R. Townson
                                       President and Chief Operating Officer